SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 20, 2000


                             SMITHFIELD FOODS, INC.
             (Exact name of registrant as specified in its charter)


  VIRGINIA                            0-2258                       52-0845861
(State or other                     (Commission                 (IRS Employer
jurisdiction of incorporation       File Number)            Identification No.)


     200 COMMERCE STREET
    SMITHFIELD, VIRGINIA                                           23430
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code (757) 365-3000

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS


ACQUISITION OF MURPHY FAMILY FARMS

         SMITHFIELD FOODS, INC. IS FILING THIS AMENDMENT TO ITS CURRENT REPORT ON FORM 8-K TO FILE CERTAIN HISTORICAL AND PRO FORMA FINANCIAL INFORMATION RELATING TO THE COMPANY'S ACQUISITION OF MURPHY FAMILY FARMS, WHICH WAS COMPLETED ON JANUARY 28, 2000 AND WAS EFFECTIVE JANUARY 5, 2000. THIS CURRENT REPORT REMAINS OTHERWISE IDENTICAL.

         Smithfield Foods, Inc. ( the "Company" or "Smithfield Foods") on January 28, 2000 completed the acquisition of Murphy Farms, Inc. and its affiliated companies (collectively "Murphy Family Farms" or "Murphy Family
Farms Group") for 11.1  million shares  of  Smithfield   Foods,   Inc.   common
stock and the assumption of approximately $203 million in debt, plus other liabilities. On January 28, 2000, the closing price of Smithfield Foods common stock on the New York Stock Exchange was $17-3/8. Certain assets were divested to third parties in connection with the acquisition.

         As previously announced, Murphy Family Farms will join the Company's other domestic hog production subsidiaries, Brown's of Carolina, Inc. and Carroll's Foods, Inc., and together the three operations will produce approximately 12 million high quality market hogs per year.

         Going forward, Murphy Family Farms will be conducted as a separate operating unit of Smithfield Foods that will be managed by its present management team, which remains substantially intact. "We have worked very closely with Murphy's for many years and are very comfortable with their management team," Joseph W. Luter, III, Chairman and CEO of Smithfield Foods, said.

         He also noted that "Given the current outlook for hog prices over the next 12 months and our anticipated raising costs, we expect this acquisition to be immediately accretive to earnings." He further stated that this "substantially completes our long-term goal of vertical integration and allows us to continue producing the most consistent and leanest pork on the market today."

DESCRIPTION OF COMPANY

         Smithfield Foods is the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States. The Company's brands include Smithfield Lean Generation, Smithfield Premium, Gwaltney, John Morrell, Patrick Cudahy, Schneiders, Krakus, Lykes, Esskay, Kretschmar, Valleydale, Jamestown, Dinner Bell, Sunnyland, ReaLean, Patrick's Pride, Great, Tobin's First Prize, Peyton's, Rodeo, IQM, Curly's, Ember Farms and others.

         In addition, the Company has operating subsidiaries in Canada, France and Poland and participates in joint ventures in Canada, Brazil and Mexico. The French subsidiaries produce and sell processed meats while the Canadian and Polish subsidiaries have slaughter operations and sell fresh pork, processed meats and other related food products. The joint ventures are involved in all aspects of the pork business including hog production and slaughter as well as the sale of fresh and processed meats.

FORWARD LOOKING INFORMATION

         This filing may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the Company's future earnings and outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. The risks and uncertainties include availability and prices of live hogs and raw materials, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital and actions of domestic and foreign governments.

REORGANIZATION OF THE BOARD OF DIRECTORS

         At its meeting on January 20, 2000 the Board of Directors of Smithfield Foods elected two new outside directors to its Board, reduced the Board size to 9 and established a separate Management Board and an Environmental Compliance Committee. These changes implement the plan, announced at the 1999 Annual Meeting of Shareholders, to establish a new Board structure reflecting current trends in corporate governance. A majority of the new Board consists of outside, independent directors.

         Newly elected to the Board were Carol T. Crawford and Melvin O. Wright. Ms. Crawford is a Distinguished Visiting Professor of Law at George Mason University School of Law in Arlington, Virginia. Prior to joining the GMU Law faculty, she served for eight years as a Commissioner of the U.S. International Trade Commission, a position President Bush appointed her to in 1991. Previously Ms. Crawford served in several other important governmental positions including Assistant Attorney General of the United States, Associate Director of the Office of Management and Budget (OMB) and Director of the Federal Trade Commission's Bureau of Consumer Protection.

         Mr. Wright currently serves as an advisor to Primco, a Paris merchant bank, and as a director of several charitable organizations. His background includes extensive experience in the securities industry, including a long involvement with the Securities Industry Institute at the Wharton School of Business where he is currently a Trustee Emeritus, having previously served as Chairman. Until his retirement in 1992, Mr. Wright was a Senior Vice President and Director of Dean Witter Reynolds (now Morgan Stanley Dean Witter).

         In addition to Ms. Crawford and Mr. Wright, the new Board continues to include the following persons, all of whom were most recently elected to the Board of Directors at the 1999 Annual Meeting of Shareholders: Joseph W. Luter, III, Chairman and Chief Executive Officer of Smithfield Foods; Lewis R. Little, President and Chief Operating Officer of Smithfield Foods; Robert L. Burrus, Jr., Chairman of McGuire, Woods, Battle & Boothe LLP; Ray A. Goldberg, Moffett Professor of Agriculture and Business, Emeritus, Harvard Business School; George
E. Hamilton, Jr., retired former President and Chief Operating Officer of The Smithfield Packing Company, Incorporated; Richard J. Holland, Chairman of the Board of The Farmers Bank; and William H. Prestage, Chairman of the Board, President and Chief Executive Officer of Prestage Farms, Inc. Mr. Wright joins Messrs. Burrus, Goldberg and Holland on the Audit Committee, and Ms. Crawford joins Messrs. Burrus, Goldberg and Holland on the Compensation Committee.

         Six other persons who were serving as Directors on January 20, 2000, each of whom is the senior manager at one of the Company's operations, resigned from the Board of Directors, and were appointed to the newly created Management Board. They are Douglas W. Dodds, Chairman and Chief Executive Officer of Schneider Corporation, F. J. Faison, Jr., President and Chief Operating Officer of Carroll's Foods, Inc., Robert G. Hofmann, II, President and Chief Executive Officer of North Side Foods Corp., Roger R. Kapella, President and Chief Operating Officer of Patrick Cudahy Incorporated, Joseph B. Sebring, President and Chief Operating Officer of John Morrell & Co. and Timothy A. Seely, President and Chief Operating Officer of Gwaltney of Smithfield, Ltd.

         The Management Board also includes the following other officers: C. Larry Pope, Vice President and Chief Financial Officer, and Richard J.M. Poulson, Vice President and Senior Advisor to the Chairman, of Smithfield Foods; Robert Zulewski, President of the Management Board of Animex S.A. (Poland); and Jean A. Quentin, Managing Director of Smithfield France, S.A., as well as Messrs. Luter and Little.

         In addition to his other duties, Mr. Little also serves as the President and Chief Operating Officer of The Smithfield Packing Company, Incorporated and the Lykes Meat Group, Inc. In addition to his other duties, Mr. Poulson also serves as Chairman of the Supervisory Board of Animex S.A. Mr. Quentin also serves as President and Chief Executive Officer of the Company's operating subsidiaries in France. Smithfield Packing, Lykes and Animex are all operating subsidiaries of Smithfield Foods, while Smithfield France S.A.S. is a wholly owned subsidiary responsible for the Company's operations in France.

         The Board of Directors also established a senior management level Environmental Compliance Committee which will be chaired by Mr. Little and vice-chaired by Robert F. Urell, Vice President, Engineering of Smithfield Foods. This Committee will be responsible for developing and monitoring the environmental policies of the Company and for continued development and implementation of the Company's Environmental Management System. The Committee will focus initially on hog production operations in the State of North Carolina, especially those located in areas adversely impacted by recent hurricanes, and will provide assistance to the Company's operating subsidiaries and their families of contract growers in the development of alternative animal waste management systems.

INCREASE OF STOCK REPURCHASE PROGRAM

         In addition, the Board on January 20, 2000 approved an increase, from 3 million to 4 million aggregate shares, in the number of shares of common stock that the Company may purchase from time to time in the open market or in private transactions. The Company had purchased approximately 2.8 million shares in open market and private transactions from September 1999 to January 20, 2000 pursuant to the share repurchase program previously authorized by the Board.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                                                                          Page
(a)    Audited Combined Financial Statements of Murphy Family Farms Group

       Report of Independent Auditors                                        5

       Combined Balance Sheets At October 30, 1999 and October 31, 1998      6

       Combined Statements of Operations For The Three Years Ended           7
       October 30, 1999, October 31, 1998 and November 1, 1997

       Combined Statements of Stockholders' Equity For The Three Years       8
       Ended October 30, 1999, October 31, 1998 and November 1, 1997

       Combined Statements of Cash Flows For The Three Years Ended           9
       October 30, 1999, October 31, 1998 and November 1, 1997

       Notes to Combined Financial Statements                               10


(b) Pro Forma Consolidated Condensed Statements of Operations of Smithfield Foods, Inc. and Subsidiaries (Unaudited)

       Pro Forma Consolidated Condensed Statement of Operations -
       For the Thirty-nine Weeks Ended January 30, 2000 (Unaudited)         21

       Pro Forma Consolidated Condensed Statement of Operations -
       For the Fifty-two Weeks Ended May 2, 1999                            22

       Notes to Pro Forma Consolidated Condensed Statement of Operations    23


(c)    Exhibit Index

                         Report of Independent Auditors


The Board of Directors
Smithfield Foods, Inc.


We have audited the accompanying combined balance sheets of Murphy Family Farms Group as of October 30, 1999 and October 31, 1998 and the related combined statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended October 30, 1999. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Murphy Family Farms Group at October 30, 1999 and October 31, 1998, and the combined results of their operations and their cash flows for each of the three years in the period ended October 30, 1999 in conformity with accounting principles generally accepted in the United States.


Raleigh, North Carolina
March 17, 2000

                            Murphy Family Farms Group

                             Combined Balance Sheets
                                 (IN THOUSANDS)

                                                                                  OCTOBER 30        OCTOBER 31
                                                                                     1999              1998
                                                                              -------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                        $  7,984          $  8,771
   Trade accounts receivable                                                          51,598            59,378
   Accounts receivable - related party                                                 1,492             2,859
   Notes receivable                                                                    2,372             9,260
   Notes receivable - related party                                                    2,023               360
   Inventories                                                                       189,714           200,750
   Other current assets                                                                2,503             1,712
                                                                              -------------------------------------
Total current assets                                                                 257,686           283,090

Fixed assets                                                                         146,616           166,213
Notes receivable --noncurrent                                                          6,447             4,846
Notes receivable - related party--noncurrent                                          16,793            31,240
Investments in equity securities                                                      25,306            21,720
Other assets                                                                           1,625               897
                                                                              -------------------------------------
Total assets                                                                        $454,473          $508,006
                                                                              =====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable - related party                                                    $ 13,256         $   7,918
   Line of credit                                                                     15,102             9,488
   Accrued compensation                                                               21,163            17,541
   Accounts payable                                                                    7,831             5,958
   Accrued grower fees                                                                12,468            14,770
   Other accrued expenses                                                             12,228             5,666
   Due to stockholders                                                                 5,000                 -
   Current portion of long-term debt                                                   9,946             8,607
                                                                              -------------------------------------
Total current liabilities                                                             96,994            69,948

Long-term debt                                                                       183,473           211,261
Notes payable - related party                                                              -            10,274

Stockholders' equity:
   Common stock                                                                        1,061                61
   Additional paid-in capital                                                          1,384             1,384
   Unrealized gains on investments                                                    14,991            11,666
   Retained earnings                                                                 156,570           203,412
                                                                              -------------------------------------
Total stockholders' equity                                                           174,006           216,523
                                                                              -------------------------------------
Total liabilities and stockholders' equity                                          $454,473          $508,006
                                                                              =====================================
SEE ACCOMPANYING NOTES.

                            Murphy Family Farms Group

                        Combined Statements of Operations
                                 (IN THOUSANDS)

                                                                   YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                                   OCTOBER 30       OCTOBER 31       NOVEMBER 1
                                                                      1999             1998             1997
                                                                -----------------------------------------------------
Net sales                                                             $453,904        $ 492,324         $602,120
Cost of goods sold                                                     443,043          553,004          456,430
                                                                -----------------------------------------------------
Gross margin                                                            10,861          (60,680)         145,690
General and administrative expense                                      37,260           38,741           50,525
                                                                -----------------------------------------------------
Operating (loss) income                                                (26,399)         (99,421)          95,165

Provision for uncollectible notes receivable                            (5,183)          (2,888)            (600)
Loss on sale of investment                                                   -           (4,600)               -
Loss from fixed asset writedown                                              -           (4,742)               -
Loss from investment writedown                                               -                -           (1,684)
Interest expense                                                       (22,940)          (8,130)          (3,945)
Interest income                                                          9,544            8,294            6,804
                                                                -----------------------------------------------------
Net (loss) income                                                     $(44,978)       $(111,487)        $ 95,740
                                                                =====================================================

     SEE ACCOMPANYING NOTES.


                                             Murphy Family Farms Group

                                    Combined Statements of Stockholders' Equity
                                                  (IN THOUSANDS)


                                                                                    ACCUMULATED
                                                  COMMON         ADDITIONAL            OTHER              RETAINED
                                                  STOCK        PAID-IN CAPITAL  COMPREHENSIVE INCOME      EARNINGS         TOTAL
                                                ------------------------------------------------------------------------------------
Balance at November 1, 1997                          $   61           $1,384            $21,307         $ 330,811        $ 353,563
   Net loss                                            -                   -                  -          (111,487)        (111,487)
   Changes in unrealized gains
     on investments                                    -                   -             (9,641)                -           (9,641)
                                                ------------------------------------------------------------------------------------
   Comprehensive income                                                                                                   (121,128)
   Dividends paid                                      -                   -                  -           (15,912)         (15,912)
                                                ------------------------------------------------------------------------------------
Balance at October 31, 1998                              61            1,384             11,666           203,412          216,523
   Net loss                                            -                   -                  -           (44,978)         (44,978)
   Changes in unrealized gains
     on investments                                    -                   -              3,325                 -            3,325
                                                ------------------------------------------------------------------------------------
   Comprehensive income                                                                                                    (41,653)
   Equity of Chief Milling Partners, Inc.
   (NOTE 1)                                           1,000                -                  -            (1,735)            (735)
   Dividends paid                                      -                   -                  -              (129)            (129)
                                                ------------------------------------------------------------------------------------
Balance at October 30, 1999                          $1,061           $1,384            $14,991         $ 156,570        $ 174,006
                                                ====================================================================================

SEE ACCOMPANYING NOTES.

                            Murphy Family Farms Group

                        Combined Statements of Cash Flows
                                 (IN THOUSANDS)

                                                                            YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                            OCTOBER 30      OCTOBER 31      NOVEMBER 1
                                                                               1999            1998            1997
                                                                          -------------------------------------------------
OPERATING ACTIVITIES
Net (loss) income                                                               $(44,978)      $(111,487)      $  95,740
Depreciation                                                                      29,027          25,769          20,610
Loss on sale of investment                                                             -           4,600               -
Loss on sale of assets                                                               570               -               -
Lower of cost or market inventory provision                                            -          49,000               -
Notes receivable provision                                                         5,183           2,888             600
Changes in operating assets and liabilities:
   Trade accounts receivable                                                       9,147          (9,294)        (25,887)
   Inventories                                                                    11,036          33,321         (50,325)
   Other investments and assets                                                     (791)           (571)           (528)
   Accounts payable and accrued expenses                                           9,756         (13,015)         18,443
                                                                          -------------------------------------------------
Cash provided by (used in) operating activities                                   18,950         (18,789)         58,653

INVESTING ACTIVITIES
Purchases of fixed assets-net of proceeds from sale of assets  (net
   of write downs)                                                                (5,370)        (27,682)        (71,148)
Other long term investments (net of write downs)                                    (236)              -            (599)
Net receipts (disbursements) relating to notes receivable                         12,889          20,592         (10,716)
Other, net                                                                          (103)              -               -
                                                                          -------------------------------------------------
Cash provided by (used in) investing activities                                    7,180          (7,090)        (82,463)

FINANCING ACTIVITIES
Net (repayments) proceeds of revolving credit agreement                         (166,000)         25,500         161,500
Net (repayments) proceeds of notes payable to related parties                     (4,937)         11,454          (2,092)
Net proceeds (repayments) of long-term debt                                      134,142          (9,122)         (3,041)
Proceeds of short-term borrowings                                                 56,652          37,528         145,916
Repayments of short-term borrowings                                              (51,038)        (28,040)       (270,903)
Payment of financing fee                                                            (607)              -               -
Dividends paid                                                                      (129)        (15,912)         (9,739)
Proceeds from Smithfield Foods, Inc.                                               5,000               -               -
                                                                          -------------------------------------------------
Cash (used in) provided by financing activities                                  (26,917)         21,408          21,641
                                                                          -------------------------------------------------
Decrease in cash and cash equivalents                                               (787)         (4,471)         (2,169)
Cash and cash equivalents at beginning of period                                   8,771          13,242          15,411
                                                                          -------------------------------------------------
Cash and cash equivalents at end of period                                      $  7,984       $   8,771       $  13,242
                                                                          =================================================

SEE ACCOMPANYING NOTES.

                            Murphy Family Farms Group

                     Notes to Combined Financial Statements

                                October 30, 1999



1. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES AND OTHER INFORMATION

BASIS OF PRESENTATION

Murphy Family Farms Group (the "Company") is the combination of several companies, which are related through common family ownership. The combined financial statements include accounts of Murphy Farms, Inc. ("Murphy"), Quarter M Farms, Inc. ("Quarter M"), Chief Milling Partners, Inc. ("Chief"), and Murphy Funding, Inc. ("Funding"). All of the companies combined are referred to as the "Companies." All significant intercompany accounts and transactions have been eliminated in combination. These entities are presented on a combined basis as they represent the historical financial statements of the businesses which were acquired by Smithfield Foods, Inc. on January 28, 2000 (Note 11). Financial information for the years ended October 31, 1998 and November 1, 1997 do not include Chief due to the immaterial impact of its exclusion. The year ended October 30, 1999 does, however, include Chief's financial information. The Company is engaged in the breeding and finishing of swine for sale primarily to domestic pork processors with Funding facilitating the financing of swine facilities and Chief providing the feed milling facilities.

FISCAL YEAR

Murphy and Quarter M have adopted a 52 and 53 week year that ends the Saturday closest to October 31. The fiscal year ended October 30, 1999, October 31, 1998 and November 1, 1997 consisted of 52 weeks. Funding and Chief are on calendar year ends. The two month difference has an immaterial impact on the combined financial statements.

USE OF ESTIMATES

The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Highly  liquid,   short-term investments with a maturity of three months or less when purchased are considered to be cash equivalents.

                            Murphy Family Farms Group

1. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES AND OTHER INFORMATION (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue when the swine are shipped to processors.

INVESTMENTS

Investments in equity securities are classified as available-for-sale and carried at fair market value, which is determined from publicly quoted market prices. Unrealized holding gains and losses are carried as a separate component of stockholders' equity. There were no realized gains or losses on equity securities during 1999, 1998 and 1997.

During 1996 and 1997, Quarter M acquired, for $1.7 million, a related party's interest in a partnership that owns a restaurant. In August of 1997, the partnership was dissolved and the investment in the restaurant commercial venture was written off.

NOTES RECEIVABLE AND PAYABLE

Certain notes are due on demand but classified as long-term due to management's expectations that these loans will not be collected or paid within one year.

As of October 30, 1999 and October 31, 1998, the balance of a related party note receivable was $27.1 million and $24.0 million, respectively, including accrued interest. An allowance of $18.1 million and $13.1 million exists as of October 30, 1999 and October 31, 1998, respectively.

During 1998, Murphy Farms sold its portion of a pork production commercial venture to Smithfield Foods, Inc. resulting in cash proceeds from the transaction of approximately $15 million. Prior to the transaction, Murphy Farms had an investment in and advances for the commercial venture totaling $19.6 million. The advances and investment were written off resulting in a loss of $4.6 million.

                            Murphy Family Farms Group

1. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES AND OTHER INFORMATION (CONTINUED)

INVENTORIES

Swine and grain inventories are stated at the lower of cost or market value. Swine inventory cost includes the cost of feed, medication, and overhead. Pre-purchased grain and feed ingredients are stated at the lower of cost (moving average) or market value. The remaining inventory, which consists of feed, medication and supplies, is stated at the lower of cost (first-in, first-out) or market.

FIXED ASSETS

Fixed assets are recorded at cost and consist of property, equipment and purchased breeding stock. Depreciation is computed primarily by the declining balance method. The cost of internally raising stock for breeding purposes is charged to expense as incurred.

Impairment losses relating to fixed assets are recognized when expected future cash flows are less than the assets carrying value. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of fixed assets in relation to the operating performance and expected future undiscounted cash flows of the underlying business. In 1998, a $4.7 million impairment charge related to computer software was recorded.

FUTURES CONTRACTS

In connection with the purchase of grain for anticipated feed manufacturing requirements, commodity futures contracts are utilized to reduce the effect of grain market price fluctuations. The futures contracts are accounted for as hedges and related gains and losses are deferred and recognized as a component of cost of goods sold when the swine are sold. Net deferred gains totaled $.6 million at October 30, 1999 consisting of a $.4 million deferred loss related to closed positions and a $1 million deferred gain related to open positions. The net deferred gain at October 31, 1998 was $3 million. There were no significant open positions at October 30, 1998. As of December 15, 1999, all open positions at October 30, 1999 were closed resulting in losses of $3.5 million.

                            Murphy Family Farms Group

1. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES AND OTHER INFORMATION (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of all financial instruments is estimated to approximate their carrying amounts. Because of the short-term maturity of cash and cash equivalents and accounts receivable, their carrying amounts approximate fair value. The fair value of notes receivable is based on the underlying interest rate and terms, maturities, collateral, and credit status of the receivables. The fair value of debt is based upon the Company's current incremental borrowing rates for similar borrowing arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

As of November 1, 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive income consists of net loss and unrealized gains or losses on the Company's available-for-sale securities, and is reported separately in the statements of stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

In June 1998, the FASB issued FAS No. 133 "Accounting for Derivatives Instruments and Hedging Activities." SFAS No.133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognizes those items as assets or liabilities in the combined statement of financial position and measure them at fair value. This statement is effective for fiscal years beginning after June 15, 2000. The Company does not expect the adoption to have a material effect on the Company's combined financial statements.

RECLASSIFICATION

Certain  amounts  in the  October  31,  1998  and  November  1,  1997  financial statements have been reclassified to conform to the October 30, 1999 presentation. These reclassifications had no effect on net loss or equity as previously reported.

INCOME TAXES

The Companies have elected to be taxed as S Corporation under the Internal Revenue Code and various states' tax codes. The income of an S Corporation are taxed directly to the stockholders and no federal or state income taxes are paid by the Companies.

                            Murphy Family Farms Group

2.    INVENTORIES

                                              OCTOBER 30          OCTOBER 31
                                                 1999                1998
                                            ------------------------------------
                                                       (IN THOUSANDS)
Prepurchased grain and feed ingredients        $  29,636           $  90,416
Swine, less reserve for lower of cost or
 market valuation at October 31, 1998            149,472              95,538
Grain                                              8,180              11,626
Medication and other supplies                      2,426               3,170
                                            ------------------------------------
                                               $ 189,714           $ 200,750
                                            ====================================

Depressed hog market prices required a 1998 write down of swine inventory cost to estimated net realizable value. The loss provision amounted to $49 million and was included in cost of goods sold in the combined statements of operations. The provision was calculated by estimating costs to complete the current inventory and comparing that amount to the expected revenues over the period the inventory was estimated to be sold. At October 30, 1999, the hog market prices had improved and no lower of cost or market provision was considered necessary.

3. FIXED ASSETS

Fixed assets include the following categories with the estimated depreciable lives.

                                                         DEPRECIABLE         OCTOBER 30          OCTOBER 31
                                                            LIVES               1999                1998
                                                      ----------------------------------------------------------
   Land                                                       -               $   33,188           $  34,156
   Buildings                                                20-39                  9,465               7,172
   Farm facilities                                           5-10                145,546             147,558
   Breeding stock                                             3                    9,245               9,743
   Machinery and equipment                                   3-10                 83,016              75,141
   Storage bins                                               7                    2,279                   -
   Leasehold improvement                                     7-15                    810                 810
   Construction in progress                                   -                    6,436               4,985
                                                                         ---------------------------------------
                                                                                 289,985             279,565
   Less accumulated depreciation                                                (143,369)           (113,352)
                                                                         ---------------------------------------
                                                                                $146,616            $166,213
                                                                         =======================================

                            Murphy Family Farms Group

4. FINANCING ARRANGEMENTS

NOTES RECEIVABLE

In late 1997, Murphy and Funding entered into a loan securitization agreement providing for the sale of loans associated with the financing of swine growing facilities for contract producers and affiliate parties. Under the loan securitization agreement, the maximum balance on loans outstanding cannot not exceed $50 million. The balance on loans outstanding was approximately $45 million and $38 million at October 30, 1999 and October 31, 1998, respectively. The proceeds from these sales were included under notes receivable financing activities in the statement of cash flows.

SHORT-TERM BORROWINGS

The Company supports its seasonal working capital requirements by maintaining revolving lines of credit totaling $30 million with commercial banks. At October 30, 1999 and October 31, 1998, $15.1 and $9.5 million was outstanding and $14.9 and $20.5 million were available for borrowing, respectively. Borrowings bear interest at a calculated rate (7% and 5.7% weighted average rate in 1999 and 1998, respectively) and are secured by inventories and certain fixed assets.

LONG-TERM DEBT

At October 31, 1998, Murphy was not in compliance with certain financial covenants of its unsecured revolving credit agreement. The outstanding balance under the agreement was $187 million. As of March 2, 1999, the Company resolved these non-compliance issues and replaced outstanding borrowings under the revolving credit agreement with $125 million of term debt. Additionally, the revolving credit agreement was modified to provide for total unsecured borrowings of up to $75 million, with interest at LIBOR plus an amount ranging from 1.25% to 2.25%, based on the ratio of liabilities to tangible net worth. At October 30, 1999, the Company had $54 million available for borrowing. The term of the revised unsecured revolving credit agreement is for a three year period ending in 2002.

                            Murphy Family Farms Group

4. FINANCING ARRANGEMENTS (CONTINUED)

Long-term debt, as restated to reflect the refinancing and modification of revolving credit terms, consists of the following:

                                                                                 OCTOBER 30         OCTOBER 31
                                                                                    1999               1998
                                                                              -------------------------------------
                                                                                         (In Thousands)
  Revolving credit agreement                                                      $ 21,000          $ 62,000
  Unsecured note payable to bank, with interest payable monthly at a calculated LIBOR rate; monthly principal payments of $521 are payable
     2002-2006.                                                                     25,000            25,000
  Unsecured note payable to an insurance company, with interest payable quarterly at 8.5%, annual principal payments of $15,000 are payable
     2002-2006.                                                                     75,000            75,000
  Unsecured note payable to an insurance company, due 2002, with interest
     payable quarterly at LIBOR plus 2.5%.                                          25,000            25,000
  Note payable to bank, secured by certain land and farm facilities, due in
     2002, with monthly payments of $595 plus interest at a calculated rate
     (6.4% at October 30, 1999).                                                    21,429            28,571
  Note payable to bank, secured by certain land, equipment and fixtures,
     with interest payable monthly at LIBOR plus 0.85%.                                  -             3,733
  Note payable to bank, secured by certain accounts, inventory and farm products, due in 2005,with monthly principal payments of $373 beginning
     September 2000. Interest is payable monthly at calculated LIBOR rate or
     fixed rate per year (7% at October 30, 1999).                                  22,000                 -
  Note payable to bank, secured by certain feedmill and equipment, due in 2001, with monthly principal payments approximating $136. Interest is payable
     monthly at LIBOR plus 1.3%.                                                     2,107                 -
  Note payable to bank, secured by certain feedmill and equipment, due on 2002, with monthly principal payments approximating $32. Interest is payable
     monthly at LIBOR plus 1.3%.                                                     1,089                 -
  Other                                                                                794               564
                                                                              -------------------------------------
                                                                                   193,419           219,868
  Less current portion                                                               9,946             8,607
                                                                              -------------------------------------
                                                                                  $183,473          $211,261
                                                                              -------------------------------------

                            Murphy Family Farms Group

4. FINANCING ARRANGEMENTS (CONTINUED)

Excluding the revolving credit agreement, future principal payments required for long-term debt at October 30, 1999 are as follows (in thousands):

      2000                                                       $  9,946
      2001                                                         12,400
      2002                                                         55,700
      2003                                                         25,800
      2004                                                         25,800
      Thereafter                                                   42,773
                                                         --------------------
                                                                 $172,419
                                                         ====================

The various debt agreements described above contain restrictive financial and other covenants including working capital, minimum net worth and limitations on leverage. Other covenants include, but are not limited to, restrictions on the distribution of assets, redemption of capital and payment of dividends as set forth in the loan agreement.

Murphy has guaranteed payments to lending institutions totaling $7.5 million relating to three pools of contract growers that have aggregate borrowings from the lending institutions up to $54 million. The proceeds were provided to finance swine facilities for contract growers.

Quarter M has guaranteed repayment of $11.6 million in contract grower financing under a letter of credit with commercial banks. The contract grower financing matures from 2004 to 2008.

Interest expense is capitalized as a component of the construction cost of property and equipment. During 1999, 1998, and 1997, total interest incurred was $22.9 million, $8.8 million and $4.5 million of which $5 thousand, $700 thousand and $600 thousand was capitalized, respectively. Interest paid for 1999, 1998, and 1997 was $17 million, $8.8 million and $4.3 million, respectively.

                            Murphy Family Farms Group

5. EMPLOYEE BENEFIT AND PROFIT SHARING PLAN

Murphy sponsors a profit sharing and 401(k) plan that requires participants to have attained the age of twenty-one years and have one year of service with the Company. Accrued contributions to the plan, which are determined at the discretion of the Board of Directors, were approximately $1.2 million, $1.0 million and $2.7 million in 1999, 1998, and 1997, respectively.

6. RELATED PARTY TRANSACTIONS

Business is routinely transacted with various companies and individuals that are related to the Murphy Family Farms Group because they share the same stockholders, are owned by immediate stockholders, family members, or are stockholders or executive officers of the Company. All related party transactions are conducted at current market prices.

Certain property is leased from related parties at specified annual rentals plus $3.50 to $4.50 for each swine grown on the leased property. In addition, the Company leases land from related parties at specified annual rentals. These leases are cancelable with a 15-day notice. Payments under these agreements amounted to $2.6 million, $2.8 million and $2.9 million for 1999, 1998, and 1997, respectively.

7. CONCENTRATION OF CREDIT RISK

Substantially all of the Company's swine is sold to two principal customers, Smithfield Foods, Inc. and IBP, Inc. Annual sales to these customers were approximately $443 million, $480 million and $586 million in 1999, 1998, and 1997, respectively. Receivables from these customers, which are unsecured, were $50.4 million and $43.2 million at October 30, 1999 and October 31, 1998, respectively.

The Company performs periodic credit evaluations of its customers' financial condition and closely monitors collections. There have been no significant credit losses relating to customers. The Company also performs evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment and funding strategies.

                            Murphy Family Farms Group

8. COMMITMENTS AND CONTINGENCIES

The Company has a commitment to a financial institution to purchase a livestock breeding facility upon default of the related loan on such property by a related party. The estimated cost of the property as of October 30, 1999 was approximately $2.3 million.

The Company, like others engaged in agricultural production, is subject to federal, state and local environmental laws and regulations. The Company's environmental policies and practices are designed to ensure compliance with these laws and regulations. Management does not believe that costs of such compliance will have a material effect on the Company's financial position, results of operations or liquidity.

Various claims and lawsuits arising in the normal course of business are being pursued by and are pending against the Company. In the opinion of management, the ultimate resolution of these items will not have a material adverse effect on the operations and financial position of the Company.

9. YEAR 2000 (UNAUDITED)

The Company has not experienced any immediate adverse impact from the transition to the Year 2000. In addition, the Company has obtained assurances regarding the Year 2000 readiness from its major customers and suppliers. As a result, the Company continues to monitor Year 2000 compliance and the Year 2000 compliance of its suppliers and customers.

                            Murphy Family Farms Group

10. STOCKHOLDERS' EQUITY

As discussed in Note 1, the companies comprising Murphy Family Farms Group elected S Corporation status for federal and state income tax purposes. All companies are incorporated in North Carolina.

Common stock is comprised of the following:

                                                                                               COMMON
                                        COMPANY                                                 STOCK
-------------------------------------------------------------------------------------------------------------
                                                                                         (IN THOUSANDS)
Murphy Farms, Inc., $0.10 par value, 100,000 shares authorized, 408,000 shares issued
   and outstanding                                                                             $   41
Quarter M Farms, Inc., $1 par value, 100,000 shares authorized, 19,784 shares issued
   and outstanding                                                                                 20
Murphy Funding, Inc., $1 par value, 100 shares authorized, 100 shares issued and
   outstanding                                                                                      -
Chief Milling Partners, Inc., $1 par value, 5,000,000 shares authorized, 1,000,000
   issued and outstanding                                                                       1,000
                                                                                         --------------------
                                                                                               $1,061
                                                                                         ====================

11. SUBSEQUENT  EVENTS

On January 28, 2000, Smithfield Foods, Inc. completed the acquisition of the Company for 11.1 million shares of Smithfield Foods, Inc.'s common stock and the assumption of approximately $203 million of the Company's debt and other liabilities.

                         SMITHFIELD FOODS, INC. AND SUBSIDIARIES

           PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)
                            39 Weeks Ending January 30, 2000

                                                       Historical
                                           ---------------------------------
                                            Smithfield      Murphy Family
                                         Foods, Inc. for    Farms for the      Pro Forma
                                           the 39 Weeks       35 Weeks        Adjustments       Pro Forma
                                          Ended 1/30/00     Ended 1/30/00       (Note 2)        Combined
                                         ----------------   --------------   --------------    ------------
IN THOUSANDS
Sales                                       $3,749,710        $ 371,527       $(192,922)(A)    $ 3,928,315
Cost of sales                                3,253,391          323,327        (192,922)(A)      3,385,098
                                                                                  1,302 (B)
                                            ----------        ---------       ---------        -----------
Gross profit                                   496,319           48,200          (1,302)           543,217

Selling, general and administrative expenses   290,521           18,128             100 (C)        311,189
                                                                                  2,440 (D)
Depreciation expense                            79,104           18,850          (8,678)(E)         89,276
Interest expense                                51,663           10,231                             61,894
Minority interests                               2,807                -                              2,807
                                            ----------         --------        ---------        ----------
                                                                                                       -
Income before income taxes                      72,224              991           4,836             78,051

Income taxes                                    25,592                -           2,910 (F)         28,898
                                                                                    396 (G)
                                            ----------        ---------       ----------       -----------
Net income                                  $   46,632        $     991       $   1,530        $    49,153
                                            ==========        =========       ==========       ===========
Net income per share
     Basic                                  $     1.00                                         $       .87
                                            ==========                                         ===========
     Diluted                                $      .98                                         $       .86
                                            ==========                                         ===========
Average common shares outstanding
     Basic                                      46,570                            9,961             56,531
                                            ==========                        =========        ===========
     Diluted                                    47,366                            9,961             57,327
                                            ==========                        =========        ===========

See the accompanying Notes to Pro Forma Consolidated Condensed Statements of Operations.

                         SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                                52 Weeks Ending May 2, 1999

                                                                Historical
                                               ---------------------------------------------------
                                                 Smithfield       Carroll's Foods,  Murphy Family
                                                Foods, Inc. for       Inc. for        Farms for
                                                 the 52 Weeks       the 52 Weeks    the 52 Weeks      Pro Forma
                                                Ending 5/2/99      Ending 3/27/99   Ending 5/1/99    Adjustments    Pro Forma
IN THOUSANDS                                      (Audited)         (Unaudited)      (Unaudited)       (Note 2)     Combined
                                                ----------------  ----------------  --------------  --------------  ------------
Sales                                              $3,774,989         $334,128          $433,161     $(456,534)(A)   $4,085,744
Cost of sales                                       3,235,414          277,134           474,712      (456,534)(A)    3,532,462
                                                                                                         1,736 (B)
                                                ----------------  ----------------  --------------   ------------  -------------
Gross profit                                          539,575           56,994           (41,551)       (1,736)          553,282

Selling, general and administrative expenses          295,610           69,662            39,468           600 (C)      419,286
                                                                                                         4,184 (D)
                                                                                                         9,762 (H)

Depreciation expense                                   63,524           13,314            29,255        (9,978)(E)       96,115
Interest expense                                       40,521            9,965             3,855             -           54,341
Loss on sale of investment                                  -                -             4,600        (4,600)(I)            -
Minority interests                                     (3,518)               -                 -             -           (3,518)
                                                ----------------  ----------------  --------------  -----------    -------------
Income before income taxes                            143,438          (35,947)         (118,729)       (1,704)         (12,942)

Income taxes                                           48,554                -                 -           992 (F)      (12,350)
                                                                                                       (61,896)(G)
                                                ----------------  ----------------  --------------  -----------    -------------
Net income                                         $   94,884         $(35,947)         $(118,729)   $   59,200      $     (592)
                                                ================  ================  ==============  ===========    =============

Net income per share
    Basic                                          $     2.39                                                        $     (.01)
                                                ================                                                   =============
    Diluted                                        $     2.32                                                        $     (.01)
                                                ================                                                   =============

Average common shares outstanding
    Basic                                              39,628                                           15,392           55,020
                                                ================                                    ===========    =============
    Diluted                                            40,962                                           15,392           55,020
                                                ================                                    ===========    =============

See the accompanying Notes to Pro Forma Consolidated Condensed Statements of Operations.

                     SMITHFIELD FOODS, INC. AND SUBSIDIARIES
       NOTES TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

(1)  BASIS OF REPORTING
     The unaudited Pro Forma Consolidated Condensed Statements of Operations of Smithfield Foods, Inc. and subsidiaries (the "Company") are provided to recognize the acquisition effective January 5, 2000, of all the capital stock of Murphy Farms, Inc., Quarter M Farms, Inc., Murphy Funding, Inc. and Chief Milling Partners, Inc. (collectively "Murphy Family Farms") in exchange for 11.1 million shares of the Company's common stock and the assumption of approximately $203 million in debt, plus other liabilities. The purchase price is subject to post-closing adjustments made on the January 5, 2000 closing balance sheet. The Company expects that any post-closing adjustments will not result in a material change to the purchase price.

     The pro forma information is based on the historical financial statements of the Company and Murphy Family Farms giving effect to the acquisition under the purchase method of accounting. The purchase price has been estimated on a preliminary basis and, as a result, there may be adjustments to the carrying value of assets and liabilities. The pro forma information does not purport to be indicative of the combined historical or future results of operation or financial position that would have been or will be reported had the assumptions and adjustments been transacted as described below.

     The Pro Forma Consolidated Condensed Statements of Operations for the 39 and 52 weeks ended January 30, 2000 and May 2, 1999 (for the 35 and 52 weeks ended January 3, 2000 and May 1, 1999, respectively, for Murphy Family Farms) present the results of operations for the combined entities assuming that the acquisition had been completed as of the beginning of the respective periods. In addition, the results of operations for Carroll's Foods, Inc ("CFI") are included for the 52 week period ended March 27, 1999. CFI was acquired effective May 3, 1999, after the most recent fiscal year ending May 2, 1999, and is an individually significant transaction. Details on the CFI acquisition are available on Form 8-K/A filed July 21, 1999. The results of operations for CFI are included in the results of operations of the Company for the 39 weeks ended January 30, 2000. The financial position of Murphy Family Farms was consolidated in the most recent balance sheet filed by the Company (Form 10-Q filed March 14, 2000).

     The Pro Forma Consolidated Condensed Statements of Operations should be read in conjunction with the Company's Annual Report for the fiscal year ended May 2, 1999 (filed on Form 10-K dated July 16, 1999), the Company's unaudited financial statements for the 13 weeks and 39 weeks ended January 30, 2000

(filed on Form 10-Q dated March 14, 2000), the historical financial statements and notes of Murphy Family Farms for the fiscal year ended October 30, 1999 and Form 8-K/A filed July 21, 1999.

(2)  CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS PRO FORMA ADJUSTMENTS

     The Pro Forma Consolidated Condensed Statements of Operations give effect to the adjustments described below.

     (A)  To eliminate intercompany sales.
     (B) To record estimated incremental costs to purchase animals from the farms excluded from the acquisition.
     (C) To record amortization expense associated with acquisition costs. Acquisition costs are amortized over a 5-year period.
     (D) To record additional pro forma amortization expense associated with goodwill based on preliminary estimates of fair market value of assets acquired and liabilities assumed.
     (E) To record the change in depreciation expense for adjustments to effect assets excluded according to the terms of the purchase agreement, the adoption of the Company's depreciation policy and adjustments to the carrying value of property, plant and equipment based on preliminary estimates of fair market value.
     (F) To record the tax effect of the pro forma adjustments at the Company's marginal tax rate.
     (G) To recognize, at the Company's marginal tax rate, CFI's and Murphy Family Farms' reported results that would have been realized as part of the consolidated group.
     (H) To adjust for the gain realized by CFI in the sale of Smithfield Food's common stock.
     (I) To reverse the loss associated with the sale of Murphy Family Farms' interest in a hog production joint venture to the Company.

     (c) Exhibits.

2.1 Acquisition Agreement and Plan of Reorganization among Smithfield Foods, Inc., Wendell H. Murphy, Harry D. Murphy, Joyce M. Norman, Wendell H. Murphy, Jr., Wendy Murphy Crumpler, Stratton K. Murphy, Marc
         D. Murphy and Angela Brown (excluding Smithfield Foods, Inc., the "Murphy Selling Shareholders"), dated as of November 15, 1999, as amended as of January 1, 2000 (schedules and exhibits omitted, but the registrant hereby agrees upon request of the Commission to furnish the same supplementally).

2.2 Registration Rights Agreement between Smithfield Foods, Inc. and the Murphy Selling Shareholders.

2.3 Agreement with Shareholders between Smithfield Foods, Inc. and the Murphy Selling Shareholders.

3.1      Bylaws of Smithfield Foods, Inc. as amended through January 20, 2000.

99.1     Consent of Ernst & Young LLP


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             SMITHFIELD FOODS, INC.
                                             (Registrant)


                                            By: /s/ Michael H. Cole
                                                ---------------------
                                                    (Signature)

                                                    Michael H. Cole
                                                    Secretary

Dated:  April 12, 2000